                                      Sheet 1

                                                                  Exhibit 11.1

                                @ ENTERTAINMENT, INC.
                 STATEMENT REGARDING CALCULATION OF PER SHARE EARNINGS For the years ended December 31, 1995, 1996, and 1997 and the nine months ended September 30, 1997 and 1998
                       (In thousands, except per share data)


                                                                              NINE MONTHS
                                          YEAR ENDED DECEMBER 31,         ENDED SEPTEMBER 30,
                                       ----------------------------       -------------------
                                       1995        1996       1997         1997        1998
Net loss applicable to
     common shareholders.........    $ (1,289)   $(7,676)  $(91,066)     $(67,386)   $(75,725)

Basic weighted average number of
     common shares outstanding...      11,037     17,271     24,771        22,104      33,310
Nominal issuance.................       2,437        346       --            --          --
                                     --------    -------   --------      --------    --------
                                       13,474     17,617     24,771        22,104      33,310
                                     --------    -------   --------      --------    --------
Net loss per share                   $  (0.10)   $  (.44)  $  (3.68)     $  (3.05)   $  (2.27)
                                     --------    -------   --------      --------    --------
                                     --------    -------   --------      --------    --------

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